[AUDIOVOX CORPORATION LOGO]

FOR IMMEDIATE RELEASE

  AUDIOVOX CORPORATION REPORTS 2005 FISCAL FOURTH QUARTER AND YEAR-END RESULTS

     o    Company to change its fiscal year end from November 30th to February
          28th
     o    Conference call scheduled for February 14th at 10:00 a.m. EDT

HAUPPAUGE, NY, FEBRUARY 13, 2006 - Audiovox Corporation (Nasdaq: VOXX) today announced results for its fiscal fourth quarter and year-ended November 30,
2005.

Audiovox Corporation (the "Company") reported fiscal 2005 fourth quarter net sales of $156.3 million, an increase of 5.0% compared to net sales of $148.8 million reported in the fiscal fourth quarter of 2004. Net loss from continuing operations for the 2005 fiscal fourth quarter was $8.3 million or a loss of
$0.37 per diluted share compared to a net loss of $2.3 million or $0.10 per diluted share in the comparable prior year period.

Including discontinued operations, the Company reported a net loss of $10.3 million or a loss per diluted share of $0.46, which includes the final charges for the closure of the Company's Malaysia operations, compared to net income of
$66.3 million or $3.02 per diluted share in the fiscal fourth quarter of 2004, which includes the $67 million gain from the sale of the Company's cellular group.

Mobile Electronics, which represented 59.6% of net sales, reported revenue of
$93.2 million compared to net sales of $92.8 million reported in the comparable prior year period. Mobile Electronics sales were impacted by the reduction of selling prices in satellite radio Plug-N-Play units, certain discontinued mobile video products, increased presence by OE car manufacturers and the ongoing shift from video-in-a-bag systems to lower cost, less featured portable DVD players.
Offsetting these declines were stronger sales of the Company's Jensen branded mobile multi-media products as well as increased sales from Terk and Code.

Consumer Electronics, which represented 40.4% of net sales, had sales of $63.1 million, an increase of 12.7% compared to net sales of $56.0 million reported in the fiscal fourth quarter of 2004 and marked the highest quarterly sales totals for CE in the Company's history. This increase was due primarily to higher sales of LCD flat-panel TV's and portable DVD products.

The Company recorded an inventory write down of approximately $10.0 million during the fourth quarter of fiscal 2005 as a result of post holiday season review of our inventory positions and sales projections, market information obtained from industry competitors and customers regarding pricing and product demand at the January 2006 CE trade show and a review of products which are at the end of their product life cycles. Approximately $8.8 million of this write down encompassed the discontinuance of several product lines including Versatile
Video, Audiovox Navigation, and the auto sound lines under the Audiovox,
Prestige and Rampage brands and the remaining inventories for several OE programs that had reached the end of their life.

Gross margins for the fourth fiscal quarter of 2005 were 6.2%, as compared to
16.2% reported in the comparable year-ago period. The decline in gross profit margins was related primarily to the impact of the discontinuance of aftermarket products and product lines, low or no margin on select satellite radio
Plug-N-Play units and increased consumer electronics sales at traditionally lower margins. This decline was partially offset by higher margins from the
Terk, Jensen and Code product lines and LCD TVs.

Operating expenses for the fiscal 2005 fourth quarter were $23.2 million, a decrease of 20.2% as compared to operating expenses of $29.0 million reported in the fiscal fourth quarter last year.

Patrick Lavelle, President and CEO of Audiovox stated, "2005 was a challenging year for Audiovox. Two of our major product categories underwent transformations and we added several new products and categories into the mix, which resulted in us evaluating all aspects of our business. In addition, with the divestiture of cellular, the subsequent changes to our corporate structure we were faced with many operational hurdles. We believe 2006 will be a better year for our Company and look forward to communicating our progress with our customers, partners and stockholders."

Lavelle continued, "Despite the negatives encountered in 2005, in Q4 we continued to see strong demand for our LCD TV and portable DVD products on the consumer side, and satellite radio and Jensen multi-media products in mobile. We secured new business models in the satellite radio and portable DVD product categories, which should mitigate our exposure from future price erosion and product life cycle concerns that marked the third and fourth quarters."

Fiscal Year 2005 Results

For the year ended November 30, 2005, the Company reported net sales of $539.7 million, a 4.3% decrease compared to net sales of $563.7 million reported for the year ended November 30, 2004. Mobile Electronics sales, which represented
62.9% of net sales, reported $339.4 million, a decrease of 15.8% compared to net sales of $403.2 million reported for the comparable period last year. Consumer
Electronics sales were $200.4 million, an increase of 24.9% compared to net sales of $160.5 million reported in fiscal 2004.

Gross margins decreased to 11.3% for the year ended November 30, 2005 as compared to 15.9% for fiscal 2004. Gross margins were impacted by an inventory write down of discontinued aftermarket products and lines, inventory write downs in the satellite radio category as announced in the third quarter and increased sales in consumer electronics at traditionally lower margins. Sales of the
Company's LCD TV's, portable DVDs, Code Alarm and Jensen auto sound products partially offset the decline in margins as did sales associated with the Terk product line and recently introduced mobile video systems.

Operating expenses for the year ended November 30, 2005 were $88.5 million, a decrease of 2.8% as compared to operating expenses of $91.1 million reported for the year ended November 30, 2004.

The Company reported a net loss from continuing operations of $6.7 million for fiscal 2005, as compared to net income of $64 thousand in fiscal 2004. Including discontinued operations, net loss for the year ended November 30, 2005 was $9.6 million, which includes a $2.1 charge from the sale of our Malaysia operations.
Net loss per diluted share from continuing operations was $0.30 compared to break-even in fiscal 2004 and net loss per diluted share, including discontinued
operations, was $0.43 as compared to net income per diluted share of $3.45 for fiscal 2004, which includes the $67 million gain from the sale of our wireless group.

Lavelle continued, "New product fuels our growth and we are especially pleased by the reception our new products received from our customers and channel partners at CES this past January. Many of our new products, in both the mobile and consumer segments, will hit stores in June and July and should have a positive impact on our sales, margins and profits in the second half of the year. Three of the highlights of those new offerings are new satellite radio offerings specifically the Passport products; several multi-media products from
Jensen and the relaunch of Acoustic Research with Home Decor, a new and innovative concept in home audio. And finally, we begin 2006 with a strong balance sheet with over $150 million in cash and

short-term investments (as of February 13, 2006), and believe we have the right strategy and resources in place, to ensure Audiovox remains a leading player in the electronics industry."

In related news, the Company disclosed that it would be changing its fiscal year end from November 30th to February 28th. As such, the Company intends to file a
Form 10-K transition report for the three months ended February 28, 2006.

Fiscal Fourth Quarter Conference Call

The Company will be hosting its fourth quarter and year end conference call tomorrow morning on Tuesday, February 14th at 10:00 a.m. EDT. Interested parties can participate by logging onto the Audiovox website at http://www.audiovox.com under "Investor Relations". For those who will be unable to participate on the call, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter.

                    TOLL-FREE CALL-IN NUMBER: (866) 356-3377
                  INTERNATIONAL CALL-IN NUMBER: (617) 597-5392
                              ACCESS CODE: 15867938

About Audiovox

Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended November 30, 2005.

Company Contacts

Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com

                              - TABLES TO FOLLOW -

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                           SELECTED BALANCE SHEET DATA
                           NOVEMBER 30, 2004 AND 2005
                                 (IN THOUSANDS)

                                                    NOVEMBER 30,    NOVEMBER 30,
                                                        2004            2005
                                                    ------------    ------------

ASSETS
Current assets:
   Cash and cash equivalents                           $  43,409       $  14,164
   Restricted cash                                         8,264           1,474
   Short-term investments                                124,237         108,766
   Accounts receivable, net                              118,388         128,430
   Inventory                                             139,307         129,120
   Receivables from vendors                                7,028           8,075
   Prepaid expenses and other current assets              14,057           6,749
   Deferred income taxes                                   6,873           9,992
   Current assets of discontinued operations              20,582              --
                                                       ---------       ---------
      Total current assets                               482,145         406,770
Investment securities                                      5,988          11,998
Equity investments                                        12,878          12,073
Property, plant and equipment, net                        19,707          19,717
Excess cost over fair value of assets acquired             7,019          16,138
Intangible assets                                          8,043          11,060
Deferred income taxes                                      6,220           6,054
Other assets                                                 413           2,054
Non-current assets of discontinued operations                925              --
                                                       ---------       ---------
      Total assets                                     $ 543,338       $ 485,864
                                                       =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $  26,004       $  23,998
   Accrued expenses and other current liabilities         32,814          24,574
   Accrued sales incentives                                7,584           9,826
   Income taxes payable                                   42,790           1,770
   Bank obligations                                        5,485           4,757
   Current portion of long-term debt                       2,497           1,357
   Current liabilities of discontinued operations          2,953              --
                                                       ---------       ---------
      Total current liabilities                          120,127          66,282
Long-term debt                                             7,709           6,357
Capital lease obligation                                   6,001           5,917
Deferred compensation                                      4,888           6,151
                                                       ---------       ---------
      Total liabilities                                  138,725          84,707
Minority interest                                            426              --
Stockholders' equity                                     404,187         401,157
                                                       ---------       ---------
Total liabilities and stockholders' equity             $ 543,338       $ 485,864
                                                       =========       =========

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                     SELECTED STATEMENTS OF OPERATIONS DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FOR THE QUARTER ENDED         FOR THE YEAR ENDED
                                                                        NOVEMBER 30,               NOVEMBER 30,
                                                                 -------------------------   -------------------------
                                                                     2004          2005          2004          2005
                                                                 -----------   -----------   -----------   -----------

Net sales                                                        $   148,813   $   156,290   $   563,653   $   539,716
Cost of sales                                                        124,748       146,586       473,916       478,877
                                                                 -----------   -----------   -----------   -----------
Gross profit                                                          24,065         9,704        89,737        60,839
                                                                 -----------   -----------   -----------   -----------
Operating expenses:
   Selling                                                             8,852         8,235        31,796        31,799
   General and administrative                                         18,874        13,500        54,576        50,540
   Engineering and technical support                                   1,317         1,438         4,721         6,190
                                                                 -----------   -----------   -----------   -----------
      Total operating expenses                                        29,043        23,173        91,093        88,529
                                                                 -----------   -----------   -----------   -----------
Operating income (loss)                                               (4,978)      (13,469)       (1,356)      (27,690)
                                                                 -----------   -----------   -----------   -----------
Other income (expense):
   Interest and bank charges                                          (1,100)         (555)       (3,762)       (2,478)
   Equity in income of equity investees                                  389           397         3,980         2,342
   Other, net                                                            868           (85)        2,436         9,730
                                                                 -----------   -----------   -----------   -----------
      Total other income (expense)                                       157          (243)        2,654         9,594
Income (loss) from continuing operations before income taxes          (4,821)      (13,712)        1,298       (18,096)
Income tax expense (benefit)                                          (2,563)       (5,406)          479       (11,409)
Minority interest income (expense)                                        (1)           --          (755)           --
                                                                 -----------   -----------   -----------   -----------
Net income (loss) from continuing operations                          (2,259)       (8,306)           64        (6,687)
Net income (loss) from discontinued operations, net of tax            68,568        (1,990)       77,136        (2,904)
                                                                 -----------   -----------   -----------   -----------
Net income (loss)                                                $    66,309   $   (10,296)  $    77,200   $    (9,591)
                                                                 ===========   ===========   ===========   ===========
Income (loss) per common share (basic):
   From continuing operations                                    $     (0.10)  $     (0.37)  $        --   $     (0.30)
   From discontinued operations                                         3.12         (0.09)         3.52         (0.13)
                                                                 -----------   -----------   -----------   -----------
Net income (loss) per common share (basic)                       $      3.02   $     (0.46)  $      3.52   $     (0.43)
                                                                 ===========   ===========   ===========   ===========
Income (loss) per common share (diluted):
   From continuing operations                                    $     (0.10)  $     (0.37)  $        --   $     (0.30)
   From discontinued operations                                         3.12         (0.09)         3.45         (0.13)
                                                                 -----------   -----------   -----------   -----------
Net income (loss) per common share (diluted)                     $      3.02   $     (0.46)  $      3.45   $     (0.43)
                                                                 ===========   ===========   ===========   ===========
Weighted average number of common shares outstanding (basic)      21,985,294    22,649,819    21,955,292    22,278,542
                                                                 ===========   ===========   ===========   ===========
Weighted average number of common shares outstanding (diluted)    21,985,294    22,649,819    22,373,134    22,278,542
                                                                 ===========   ===========   ===========   ===========